KARL R. ROLLS, JR.
                        Attorney At Law
               27349 Jefferson Avenue, Suite 200
                   Temecula, California 92590
             Tel: 909-296-9945   Fax: 909-296-9947
                   E-mail: jrolls@vntrnet.com




August 27, 2001

IVoice, Inc.
750 Highway 34
Matawan, NJ 07747


                Re: Opinion of Counsel - Registration Statement of iVoice, Inc. on Form S-8 for Consulting Agreement with Bruce Barren

Gentlemen:

I have acted as counsel for iVoice, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 28,000,000 shares of the Company's Class A Common Stock, $.001 par value (the "Common Stock"), 10,000,000 issuable forthwith as soon as practicable pursuant to the registration statement, and 18,000,000 warrants to purchase the company's Class A common shares pursuant to the consulting agreement dated August 17, 2001 (the "Consulting Agreement"), at a price set out in said consulting agreement, between the Company and Bruce Barren (the "Consultant").

The Consulting Agreement, which I have thoroughly reviewed, provides for bona fide services, consistent with the Act, which are not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the company's securities. I have made due inquiry of Mr. Barren and no information has come to my attention to cause me to believe the services to be provided differ from the description in the Consulting Agreement.

I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records and certificates of public officials as I have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, in effect and on file, as amended; and (iii) the record of the action taken by the Board of Directors of the Company in connection with any matters covered by this opinion.

In all instances, I have assumed the authenticity of all documents submitted to me for review in connection with this legal opinion.

This opinion is expressly limited in scope to the securities described herein and which are to be expressly covered by the Registration Statement, and does not cover any subsequent issuances of any securities made in the future pursuant to any other agreements or plans. Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced Registration Statement which will be subject to a new or revised opinion concerning the legality of the securities to be issued.

I consent to the filing of this opinion with the Commission as an exhibit to the above-referenced Registration Statement, however, this opinion may not be used, circulated, quoted, provided to third parties, or otherwise referred to for any other purpose without my prior written consent.

Based on the foregoing, and in reliance thereon, it is my opinion that the issue of the shares of Common Stock, and warrants for such shares, under the Consulting Agreement is duly authorized and, when issued in accordance with said agreement and the Articles and Bylaws of the Corporation, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.





/s/ KARL R. ROLLS, JR.
------------------------
KARL R. ROLLS, JR.